UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2015

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607

(Address of principal executive offices, including Zip Code)

(855) 862-0436

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2015, the Board of Directors (the “Board”) of 1347 Property Insurance Holdings, Inc. (the “Company”) appointed Scott D. Wollney to the Board as a Class III director. Mr. Wollney was appointed to serve on the Audit Committee of the Board.

Since December 2010, Mr. Wollney has served as the President and Chief Executive Officer and a director of Atlas Financial Holdings, Inc., a NASDAQ-listed commercial automobile insurance company. From July 2009 until December 2010, Mr. Wollney was President and Chief Executive Officer of Kingsway America Inc. (“KAI”), an insurance holding company. From May 2008 to March 2009, he was the President and Chief Executive Officer of Lincoln General Insurance Company (a subsidiary of KAI), a property and casualty insurance company. From January 1998 to May 2008, he was President of Avalon Risk Management, Inc., an insurance broker. Mr. Wollney has more than 24 years of experience in property and casualty insurance. During his tenure in the industry, Mr. Wollney has held executive positions at both insurance companies as well as brokerage operations. Mr. Wollney is a MBA graduate of Northwestern University's Kellogg School of Management with a concentration in finance and management strategy and holds a Bachelor of Arts degree from the University of Illinois.

As a director of the Company, Mr. Wollney will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices. Under the non-employee director compensation program, non-employee directors will receive fees of $50,000 annually.

There are no arrangements or understandings between Mr. Wollney and any other persons pursuant to which he was elected as a director. There are no transactions between Mr. Wollney and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Attached as Exhibit 99.1 is a copy of the press release relating to the appointment of Mr. Wollney to the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description

99.1 Press release dated April 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2015

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ Douglas N. Raucy
Douglas N. Raucy
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press release dated April 2, 2015.